Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 30, 2019, relating to the financial statements and financial highlights of Amplify CrowdBureau® Online Lending and Digital Banking ETF (formerly Amplify CrowdBureau® Peer-to-Peer Lending & Crowdfunding ETF), (the “Fund”), a series of Amplify ETF Trust, for the year ended October 31, 2019, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

November 20, 2020